Exhibit 99.1

NEWS RELEASE

NOVAGOLD Announces Election of Directors and Voting Results from

2024 Virtual Annual General Meeting of Shareholders

A total of 270,432,207 or 80.87% of the Company’s issued and outstanding shares were represented at the Meeting

All four proposals to shareholders were approved, including the election of all ten director nominees

During the 2024 proxy season, NOVAGOLD placed outreach calls to shareholders holding approximately 84.28% of the Company’s issued and outstanding common shares entitled to vote

May 21, 2024 - Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (“NOVAGOLD” or the “Company”) (NYSE American, TSX: NG) is pleased to announce the detailed voting results on the items of business considered at its Annual General Meeting of Shareholders held on May 16, 2024 (the “Meeting”). All proposals were approved and all ten director nominees were elected. A total of 270,432,207or 80.87% of the Company’s issued and outstanding shares were represented at the Meeting.

Shareholder Engagement

During this year’s proxy outreach, NOVAGOLD placed calls to shareholders owning 50,000-plus shares who collectively hold approximately 84.28% of the Company’s issued and outstanding common shares entitled to vote at the Meeting. Year-over-year the input received from shareholders has helped shape and improve the Company’s governance practices.

Shareholder Voting Results

The shareholders voted on the following matters at this year’s Meeting:

Proposal 1 – Setting the Number of Directors

The vote was carried to set the number of Directors at ten. The votes received by ballot were as follows:

Votes For	268,087,918	99.13%
Votes Against	2,039,712	0.75%
Abstentions	304,577	0.11%

Proposal 2 – Election of Directors

The nominees listed in NOVAGOLD’s Management Information Circular were elected as Directors of the Company. Detailed results of the votes are set out below:

www.novagold.com

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NEWS RELEASE

Proposal 2	Outcome of the Vote	Votes by Ballot
Election of Directors		Votes For	Votes Withheld
Dr. Elaine Dorward-King	Carried	241,696,758 (96.63%)	8,411,746 (3.36%)
Dr. Diane Garrett	Carried	249,250,261 (99.65%)	858,243 (0.34%)
Dr. Thomas Kaplan	Carried	247,649,242 (99.01%)	2,459,262 (0.98%)
Hume Kyle	Carried	248,974,183 (99.54%)	1,134,321 (0.45%)
Gregory Lang	Carried	247,987,716 (99.15%)	2,120,788 (0.84%)
Kalidas Madhavpeddi	Carried	243,708,368 (97.44%)	6,400,136 (2.55%)
Kevin McArthur	Carried	246,924,498 (98.72%)	3,184,006 (1.27%)
Daniel Muñiz Quintanilla	Carried	240,103,927 (95.99%)	10,004,577 (4.00%)
Ethan Schutt	Carried	248,463,674 (99.34%)	1,644,830 (0.65%)
Dawn Whitaker	Carried	248,687,828 (99.43%)	1,420,676 (0.56%)

Proposal 3 – Appointment of Auditors

The vote was carried for the Appointment of the Auditors, PricewaterhouseCoopers LLP. The votes received by ballot were as follows:

Votes For	266,107,741	98.40%
Votes Withheld	4,324,466	1.59%

Proposal 4 – Advisory Approval of Executive Compensation (“Say-on-Pay”)

The vote was carried on the Say-On-Pay Advisory Vote. The votes received by ballot were as follows:

Votes For	209,392,810	83.72%
Votes Against	39,591,494	15.82%
Abstentions	1,124,200	0.44%

Full details of all proposals are fully described in the Company’s Management Information Circular dated March 22, 2024 available on the Company’s website at www.novagold.com/investors/mic/, on SEDAR+ at www.sedarplus.ca, and on EDGAR at www.sec.gov, and the detailed results of voting on each proposal are included in the Report of Voting Results filed on SEDAR+ and in the 8-K filed on EDGAR.

The Annual General Meeting of Shareholders’ webcast and corporate presentation are available on NOVAGOLD’s website under Presentations.

NOVAGOLD Contacts:

Mélanie Hennessey
Vice President, Corporate Communications

1-604-669-6227 or 1-866-669-6227

www.novagold.com

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